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                                                                   EXHIBIT 10.13
                                                                  Execution Copy


                              CONSULTING AGREEMENT



         THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of this lst day of November, 1996, by and between INTERVISUAL BOOKS, INC., a California corporation ("Company") and CHARLES E. GATES, an individual ("Consultant").


                                R E C I T A L S:

         A. The Company, Waldo H. Hunt and Consultant entered into that certain Severance Agreement and General Release (the "Severance Agreement") whereby the Consultant and the Company amicably agreed to cease Consultant's employment with the Company as the Company's President and Chief Executive Officer.

         B. The parties hereto are entering into this Agreement pursuant to the terms of the Severance Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. SCOPE OF AGREEMENT. The Company hereby employs Consultant and Consultant agrees to render services to the Company upon the terms and conditions hereinafter set forth.

         2. TERM OF ENGAGEMENT. Consultant shall be engaged by the Company for the period of commencing November 18, 1996 and terminating December 31, 2001, unless sooner terminated as provided herein.

         3.      DUTIES OF CONSULTANT.

                 a. THROUGH DECEMBER 1996. Commencing November 18, 1996 and continuing through December 31, 1996, Consultant hereby agrees to be available upon request by the Company to provide consulting services to the Company for up to thirty (30) hours per month. Such consulting services shall be scheduled at reasonable times as may be mutually agreed upon by the Company and Consultant and may include a limited amount of domestic travel by Consultant to meet with customers of the Company to help facilitate the transition arising from Consultant's separation from the Company as the Company's former President and Chief Executive Officer. Any such travel expenses shall be paid by the Company.
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                 b.       COMMENCING JANUARY 1, 1997.  Commencing January 1,
1997 through the term of Consultant's engagement hereunder, Consultant hereby agrees to be available upon request by the Company to provide consulting services to the Company for up to fifteen (15) hours per month. Such consulting services shall be scheduled at reasonable times as may be mutually agreed in good faith by the Company and Consultant after reasonably taking into account Consultant's professional availability and reasonable vacation schedule.

                 c. SCOPE OF CONSULTING SERVICES; NO AUTHORITY All consulting services to be provided by Consultant hereunder shall be limited to areas of Consultant's expertise and experience and to areas of the "business of the Company" as defined in paragraph 6.c. Consultant shall have no authority to obligate or incur on behalf of the Company any expense, liability or obligation, or enter into any contract on behalf of the Company.

         4.      FEES, BENEFITS AND EXPENSES.

                 a. THROUGH 1996. In consideration for Consultant's promises herein, commencing November 18, 1996 and continuing through December 31, 1996, the Company agrees to pay to Consultant a consulting fee of $10,472 for the month of November 1996 and $20,944 for the month of December 1996, less legally required deductions and withholdings. Such fee shall be payable in accordance with the Company's normal payroll practices for employees. In addition to such fee, from November 18, 1996 through December 31, 1996, the Company agrees to maintain on Consultant the benefits and insurance policies listed on Exhibit "A" hereto.

                 b. COMMENCING JANUARY 1997. In consideration for Consultant's promises herein, commencing January 1, 1997 and continuing through December 31, 1999, the Company agrees to pay to Consultant a consulting fee of $12,500 per month, less legally required deductions and withholdings, payable on the last day of each month. In consideration for Consultant's promises herein, commencing January 1, 1997 and continuing through December 31, 1999, the Company agrees to provide Consultant with medical health insurance substantially equivalent to the medical insurance provided to Consultant through 1996 pursuant to subparagraph 4.a. above. Such insurance shall terminate on the earlier of (i) December 31, 1999 or (ii) the date Consultant accepts work which provides him with health insurance. Notwithstanding the foregoing, the Company shall be permitted to make changes in such plans and arrangements to the extent such changes occur pursuant to a program applicable to the executives of the Company generally and do not result in a proportionately greater reduction in the rights of Consultant as compared with any other executive of the Company.

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                 c.       COMMENCING JANUARY 2000.  In consideration for
Consultant's promises herein, commencing January 1, 2000 and continuing through December 31, 2001, the Company agrees to pay to Consultant a consulting fee of $10,000 per month, less legally required deductions and withholding, payable on the last day of each month. No other benefits shall be paid by the Company.

         5. EXPENSES. The Company shall reimburse Consultant for reasonable business-class travel, lodging, and out-of-pocket expenses incurred in providing consulting services hereunder, provided that such expenses have been previously approved by the Company and the Company has first received appropriate documentation of such expenses.

         6.      NONDISCLOSURE AND OWNERSHIP OF PROPRIETARY INFORMATION.

                 a. DEFINITION OF PROPRIETARY INFORMATION. Consultant hereby acknowledges and agrees that Consultant possesses and, in the course of rendering consulting services hereunder, may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Company and its business (whether in existence prior to, as of or after the date hereof, collectively, "Proprietary Information"), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): inventions, processes, formulae, programs, technical data, "know-how," procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors, or other customers, financial information and financial projections of the Company of any nature whatsoever, or any other confidential or proprietary information relating to the Company and/or its business. Consultant (i) shall hold all such Proprietary Information in the strictest confidence and not use such Proprietary Information, and (ii) shall cause any of Consultant's employees and agents to hold all such Proprietary Information in the strictest confidence. The term "Proprietary Information" does not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of the disclosure of such information by Consultant),
(ii) was available to Consultant prior to disclosure by the Company, provided that the person who was the source of such information was not known to Consultant to be subject to an obligation of confidentiality to the Company, or
(iii) becomes available to Consultant on a non- confidential basis from a person other than the Company or its representatives, provided that the source of such information was not known to Consultant to be subject to an obligation of confidentiality to the Company.





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                 b.       OWNERSHIP.  Consultant acknowledges and agrees that
all right, title and interest in and to any Proprietary Information shall be and shall remain the exclusive property of the Company. Without limiting the foregoing, Consultant hereby assigns to the Company any and all right, title or interest which Consultant may have in all Proprietary Information made, developed or conceived of in whole or in part by Consultant during Consultant's engagement hereof.

                 c. COVENANT NOT TO COMPETE. Consultant agrees for a term commencing from the date of this Agreement until December 31, 2002, not to, directly or indirectly, engage or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that is competitive with the business of the Company in each of the states of the United States of America and in Canada, Australia, New Zealand and Japan and each country of Western Europe and South America. It is understood and agreed upon by the parties hereto that the Company is actively conducting business in each of such jurisdictions and the parties agree and stipulate that the geographical scope and period of time of the restrictive covenant contained in this paragraph is reasonable and necessary to protect the Company's trade secrets.

                 For purposes of the above paragraph and paragraph 3.c., the term the "business of the Company" shall mean (a) the design, packaging and production of books with dimensional and moveable features such as "pop-ups", pull-tabs, turning wheels and sliding pads, (ii) the design, packaging and production of novelty books and other products which require printing and labor intensive hand assembly and (iii) the design, packaging and production of books (including novelty books), game boards, play sets, greeting cards, and advertising and sales promotional products utilizing multi-dimensional accessories such as talking and sound chips, lights, holograms and other accessory elements.

                 d. AGREEMENT NOT TO SOLICIT CUSTOMERS. To protect the Proprietary Information and trade secrets of the Company, Consultant agrees, during the term of this Agreement, not to at anytime, directly or indirectly, either on Consultant's own behalf or on behalf of any other person or entity:

                          (i)     Attempt in any manner to persuade any
customer of the Company to cease to do business or to reduce the amount of business which any customer of the Company has customarily done or contemplates doing with the Company; or

                     (ii) Solicit the business of any customer of the Company if such solicitation could reasonably be expected to diminish the business or potential business of the Company.





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Consultant agrees that the covenants contained in this paragraph are reasonable and desirable.

                 e. AGREEMENT NOT TO SOLICIT EMPLOYEES. To protect the Proprietary Information and trade secrets of the Company, Consultant agrees, during the term of this Agreement and for a period of one year after termination of this Agreement, not to at anytime, directly or indirectly, either on Consultant's own behalf or on behalf of any other person or entity, solicit or employ any person who is an employee of the Company. Consultant agrees that the covenants contained in this paragraph are reasonable and desirable.

         7. TERMINATION OF ENGAGEMENT. This Agreement and Consultant's engagement by the Company shall, at the election of the Nonbreaching Party (as defined below), terminate and the obligations and covenants of the parties hereunder shall be of no further force and effect, except that the provisions of Sections 6 and 11 shall survive the termination of this Agreement, ten (10) business days after a party ("Breaching Party") has received written notice from the other party ("Nonbreaching Party") of the Breaching Party's material breach of this Agreement. Such notice shall set forth in reasonable detail the grounds for the alleged breach. Notwithstanding the foregoing, if such material breach is capable of being cured, this Agreement shall not terminate if the Breaching Party cures such breach within ten (10) business days of receiving such notice.

         8. SUCCESSORS. This Agreement shall inure to the benefit and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise, to expressly assume and agree to perform this Agreement in the same manner and in the same extent as the Company would be required to perform if no such succession had taken place.

         9. DEATH OF CONSULTANT. In the event of the death of Consultant prior to December 31, 2001, then Consultant's wife, Barbara Gates, agrees to be bound by and to perform all of the provisions of Consultant under this Agreement, including being available upon request by the Company to provide consulting services to the Company as required under paragraph 3.b. of this Agreement. Such consulting services by Mrs. Gates shall be reasonably limited to the areas of Mrs. Gates' expertise and experience. In return, the Company agrees to pay to Mrs. Gates a consulting fee in the amount of $4,000 per month through the remaining term of Consultant's engagement provided for hereunder.

         10. NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally, or within five days after





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mailing by first class registered or certified mail, postage prepaid, and properly addressed, or upon receipt if sent by telegraph or telephonic facsimile transmission to the party to whom notice is to be given, at such party's address or the telex or facsimile number set forth on the signature page of this Agreement, or any other address or number that any party may designate by written notice to the other.

         11. EQUITABLE RELIEF. Consultant recognizes that the Company is relying for its protection upon the existence and validity of the provisions set forth in this Agreement and that monetary damages would not be an adequate remedy for the Company if Consultant violated any of these provisions. Therefore, Consultant agrees that in addition to any other rights or remedies it may have, the Company shall have the right to equitable relief by way of injunction, accounting for earnings or otherwise, for the violation of any provision of this Agreement.

         12. EXPENSES. If any legal action or other proceeding is brought by any party for the enforcement of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees and other costs and expenses incurred in connection therewith in addition to any other relief to which it might be entitled.

         13. EFFECT OF AGREEMENT. This Agreement constitutes the entire agreement between the Company and Consultant with respect to the subject hereof, and fully supersedes any prior agreements or understandings with respect thereto, including, without limitation, all prior discussions between the Company and Consultant regarding the provision of management services by the Consultant to the Company or arising out of any contemplated transaction between Consultant and the Company. The parties hereto acknowledge that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party. No provision of this Agreement shall be deemed waived, amended or modified by any party, unless in writing and signed by the parties hereto.

         14. CROSS-DEFAULT. Any breach by Consultant of any provision contained in the Severance Agreement shall also be deemed a breach of this Agreement.

         15. ARBITRATION. Except for claims seeking injunctive or equitable relief, which claims may be brought in any court of competent jurisdiction, the parties hereto agree that arbitration pursuant to the terms of this Section 15 shall be the sole and exclusive method of resolving any and all controversies, claims or disputes related to this Agreement, including, without





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limitation, any disputes related to termination of this Agreement pursuant
Section 7 hereof. Any such arbitration shall be conducted by a judicial arbitrator who is selected in accordance with the rules the Judicial Arbitration and Mediation Services/Endispute (the "Rules"). The arbitration shall be conducted in Los Angeles County, California and in accordance with the Rules; provided that the arbitration hearing shall, notwithstanding anything in the Rules to the contrary, commence within sixty (60) days following appointment of the arbitrator. Both parties hereby consent to such arbitration, and any arbitration award shall be final and binding. Any judgment upon the arbitration award may be entered in any court having jurisdiction thereof.

                 In the event the Company elects to terminate this Agreement pursuant to Section 7 hereof based upon an alleged breach of this Agreement by Consultant and such alleged breach is disputed by Consultant, the Company shall, pending resolution of such dispute, place the payments required by
Section 4a., 4b. or 4c. hereof (as the case may be) in a separate and segregated interest bearing account (the "Account") in the name of the Company. The amounts held in the Account shall not be used by the Company for any purpose pending resolution of the dispute. In the event the arbitrator determines that (i) the Company did not have a right terminate this Agreement based upon the alleged breach and (ii) the Company had a reasonable, good faith belief (after reasonable inquiry) that it had such a right, then (a) all amounts held in the Account (including interest) shall be paid to Consultant,
(b) the Company shall pay to Consultant an amount equal to all attorneys' fees and other out-of-pocket costs incurred by Consultant in connection with the arbitration, and (c) this Agreement shall not be terminated (with Consultant continuing to provide services to the Company pursuant to the terms of this Agreement and the Company continuing to pay Consultant pursuant to the terms of this Agreement). In the event the arbitrator determines that (i) the Company did not have a right terminate this Agreement based upon the alleged breach and
(ii) the Company did not have a reasonable, good faith belief (after reasonable inquiry) that it had such a right, then (a) all amounts held in the Account (including interest) shall be paid to Consultant, (b) the Company shall pay to Consultant an amount equal to all attorneys' fees and other out-of-pocket costs incurred by Consultant in connection with the arbitration, (c) the Company shall continue to pay Consultant the payments required by Section 4a., 4b. or 4c. hereof (as the case may be) on the terms provided therein, (d) Consultant shall not be required to provide the services required by Section 1 hereof and
(e) Consultant shall no longer be bound by the restrictions set forth in
Section 6c. In the event the arbitrator determines that the Company had the right to terminate this Agreement based upon the alleged breach, then (a) this Agreement shall terminate





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pursuant to its terms and (b) the Company shall be entitled to all amounts held in the Account (including interest).

         16. MISCELLANEOUS. Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. Any assignment by Consultant of the services or work to be performed under this Agreement, in whole or in part, or any other interests hereunder, voluntarily, involuntarily or by operation of law, without the Company's written consent, shall be void. No modification amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in a written instrument signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of California and, in connection therewith, the language contained herein shall in all events be construed simply and in accordance with its fair meaning, and not strictly for or against any party to this Agreement, and, in any event, without reference to which party drafted this Agreement or any language contained herein.





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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                               "Company"

                               INTERVISUAL BOOKS, INC.,
                               a California corporation


                               By:    [SIGNATURE]
                                  ---------------------------------
                               Name:  WALDO H. HUNT
                                    -------------------------------
                               Title: CHAIRMAN
                                     ------------------------------
                               Address:    2850 Ocean Park Blvd.
                                           Suite 225
                                           Santa Monica, CA  90405
                                           Fax: (310) 399-0419


                               "Consultant"

                               CHARLES E. GATES, an individual


                               By:    [SIGNATURE]
                                  ---------------------------------
                               Name:  CHARLES E. GATES
                               Address: 16633 Cumbre Verdi Court
                                        Pacific Palisades, CA 90272
                                        Fax: (310) 454-2513


                 The undersigned hereby agrees to be bound by the provisions of this Agreement in the event of the death of Consultant prior to December 31, 2001.


                              [SIGNATURE]
                              ---------------------------------
                              BARBARA GATES, an individual





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